EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Inuvo, Inc.		Nevada Corporation

	Morex Marketing Group, LLC / BabytoBee	New York Limited Liability Company

	Kidzadu, Inc.	Florida Corporation

	ValidClick	Missouri Corporation

	Check-Up Marketing, Inc.	North Carolina Corporation

	MarketSmart Advertising, Inc.	North Carolina Corporation

	Rightstuff, Inc.	North Carolina Corporation

	Exact Supplements, LLC	Florida Limited Liability Company

	Home Biz Ventures, LLC	Florida Limited Liability Company

	Vintacom Florida, Inc.	Florida Corporation

	Real Estate School Online, Inc.	Florida Corporation

	iLead Media, LLC	Delaware Limited Liability Company

	Kowabunga Marketing, Inc.	Michigan Corporation

	PrimaryAds, Inc.	New Jersey Corporation

	Vertro, Inc.	Delaware Corporation

	ALOT, Inc.	Delaware Corporation

	Varick & Spring I, Inc.	Delaware Corporation

	Varick & Spring (MSB), Inc.	Delaware Corporation

	Who Midco Corporation	Delaware Corporation

	Varick and Spring II, Inc.	Delaware Corporation

	Varick and Spring UK, Limited	United Kingdom

	Varick and Spring (Deutschland) GmbH	Germany